Exhibit 10.1
February 24, 2026

Kevin Haas
krhaas31@gmail.com

Dear Kevin,

Congratulations! Exceptional cancer care begins with exceptional people. Welcome to Veracyte!

On behalf of Veracyte, Inc. (Nasdaq: VCYT) (the “Company”), we are very pleased to offer you the following position:

Position Title: Chief Development and Technology Officer
Reporting to: Marc Stapley, CEO

This is a full-time, exempt position based in South San Francisco, California or San Diego, California.

Your anticipated start date will be on or before March 23, 2026 (such date on which you start your employment the “Start Date”). (You should note that the Company may modify job titles and reporting relationships from time to time as it deems necessary.)

The terms of this offer and the benefits currently provided by the Company are as follows:

While rendering services to the Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company.

BASE SALARY
You will receive a base salary of $500,000 per year, less all applicable taxes and withholdings. You will be paid in accordance with Veracyte’s established payroll schedule, which is presently biweekly and is subject to change.

BONUS TARGET
In addition, the Company offers a performance-based variable cash bonus program (“Bonus Plan”). The Bonus Plan may be amended or terminated at any time. Subject to an acceptable level of corporate performance, the Board of Directors may approve payment of cash bonuses.  If bonuses are paid, your target percentage will be 55% of Eligible Annual Earnings (as defined in the Bonus Plan). Your actual bonus payment, if any, will depend on your own and the Company’s performance for the applicable performance year.  Bonus payments will be pro-rated based on Start Date.  You must be actively employed on the bonus payment date to be eligible to receive the bonus payment.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of compensation.

veracyte.com | T: 650.243.6300 | F: 650.243.6301

NEW HIRE EQUITY
Restricted Stock Unit (RSU) Grant: Subject to the approval of the Committee, you will be granted RSUs in an amount equal to approximately $1,500,000 (“RSU Value”) on the 10th of the month following the month of your Start Date (“Grant Date”). The number of RSUs will be calculated by dividing the RSU Value by the 30- trading day trailing average price ending on the last day of the month prior to your Grant Date, rounded down to the nearest whole share. The RSUs will vest over four years, with the first 1/4th of the RSUs vesting on the first annual anniversary of the Designated Quarterly Vesting date (as defined below) that coincides with, or immediately follows, your Grant Date and an additional 1/16th of the RSUs vesting on each subsequent Designated Quarterly Vesting Date thereafter, so long as you remain in Service (as defined in the Plan) on each vesting date except as may be provided in the Severance Agreement. The Company’s “Designated Quarterly Vesting Dates” are March 2, June 2, September 2, and December 2.

Performance Restricted Stock Unit (PSU) Grant: Subject to the approval of the Committee, you will be granted PSUs in an amount equal to $1,500,000 at “target” level achievement (“PSU Value”). The number of PSUs will be calculated by dividing the PSU Value by the 30-trading day trailing average price ending on the last day of the month prior to your Grant Date, rounded down to the nearest whole share. The PSU will be subject to the same terms and conditions, including performance metrics and vesting requirements, as the PSUs granted to certain of the Company’s executive officers in February 2026 (the “2026 PSUs”).The 2026 PSUs are split between two-year and three-year performance periods with 70% of the total target number of shares subject to the achievement of the pre-determined performance target(s) for 2027 and 30% of the total target number of shares subject to the achievement of the pre-determined performance target(s) for 2028. PSUs subject to the two-year performance period that meet or exceed performance threshold will cliff vest following certification of achievement of the two-year performance targets. PSUs subject to the three-year performance period that meet or exceed performance threshold will cliff vest following certification of achievement of the three-year performance targets. Achievement between threshold, target and maximum levels of performance of each metric is interpolated, with a maximum achievement level of 150% of the target PSUs for each performance period.

All grants will be made under, and are subject to the terms and conditions set forth in, the Company’s 2023 Equity Incentive Plan (the “Plan”) and applicable written or electronic award agreements (the “Award Grant Agreements”).
RELOCATION REIMBURSEMENT
If you elect to relocate your primary residence to the San Diego, California area within the first two (2) years of your employment start date, the Company will reimburse you reasonable relocation expenses up to the gross amount of $50,000 (less applicable taxes and withholdings). This relocation reimbursement is offered solely in connection with a qualifying relocation to San Diego and will not be paid if you do not relocate within the two-year period. The reimbursement is intended to assist with documented relocation‑related expenses and will be paid in accordance with the Company’s standard payroll practices.

COMPANY BENEFITS
You will be eligible to participate in the Company’s regular medical, dental, vision, and life insurance benefits, 401(k), and Employee Stock Purchase Plan, and the other employee benefit plans established by the Company for its employees from time to time.

You will also be eligible to receive paid time off and Company paid holidays in accordance with the Company’s established policies. These and other policies are explained fully in the Company’s employee handbook.

AT WILL EMPLOYMENT / CONFIDENTIALITY AGREEMENT
Although we hope that your employment with the Company is mutually satisfactory, please note that, should you accept our offer, your employment at the Company is “at will”. This means that your employment is for no specific period of time and the employment relationship can be terminated by either you or the Company for any reason, at any time, without prior notice and with or without cause. However, if employment is terminated by you, the Company requests that you provide as much notice as possible.

veracyte.com | T: 650.243.6300 | F: 650.243.6301

This is the entire agreement between you and Veracyte regarding the topic herein. Any statements or representations to the contrary are superseded by this agreement. Further, your participation in any equity incentive plan or benefit program is not a guaranty of employment. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company.

As an employee of the Company, you will have access to certain confidential information about the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, you must sign and abide by the Company’s At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”). This requires, among other provisions, the assignment of rights to any invention made within the scope of and during your employment with the Company, as well as non-disclosure of Company confidential and proprietary information. There is also a requirement for resolution by binding arbitration of any dispute arising out of our employment relationship as permitted by law. The terms of these agreements are described in detail in the Confidentiality Agreement, a copy of which is enclosed with this offer.

We wish to impress upon you that we do not want you to, and we hereby direct you not to bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning equity granted to you, if any, under the Plan and the Company’s Confidential Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

CHANGE OF CONTROL AND INDEMNIFICATION
You will be offered a Change of Control Agreement, attached hereto as Exhibit A. As an officer of the Company, you also will be offered an Indemnification Agreement, attached hereto as Exhibit B.

CONTIGENCY
Our offer is contingent on (a) Veracyte’s satisfactory verification of criminal, education, and/or employment background, and completed references (b) your delivery to the Company, within three (3) business days of your date of hire, of documentation demonstrating that you have authorization to work in the United States, as required by Federal law. If you have questions about this requirement, which applies to U.S. citizens and non-citizens alike, you may contact Human Resources.

AGREEMENT
To accept our offer, please sign and date this letter below. This letter, together with the Confidentiality Agreement and any other agreements described herein, set forth the terms of your employment with the Company, and supersedes all prior offers, negotiations, representations, or agreements relating to such subject matter, whether written or oral, including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purposed of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations, and warranties as are contained herein.

The provisions of this offer letter are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.

veracyte.com | T: 650.243.6300 | F: 650.243.6301

We’re all keenly looking forward to welcoming you aboard! If you have any questions about this offer or its terms, please feel free to contact me.

Sincerely,

/s/ Marc Stapley

Marc Stapley
Chief Executive Officer

Agreed to and accepted:

Signature: /s/ Kevin Haas

Printed Name: Kevin Haas

Date: March 13, 2026

veracyte.com | T: 650.243.6300 | F: 650.243.6301